Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-280990

April 15, 2026

Hashdex | 2026 The information presented in this document reflects the views, opinions, and market commentary of its authors as of the date indicated and is subject to change without notice. These views do not necessarily reflect those of Hashdex or its affiliates. All statements contained herein, including those related to current or future market conditions, economic trends, or investment strategies, are for informational purposes only and should not be construed as investment advice, a recommendation, or an offer to buy or sell any security. All statements are based on internal research and don't rely upon any confidential information. Any forecasts, projections, or other forward - looking statements are inherently speculative in nature and based on assumptions that may not come to pass. Past performance is not indicative of future results . While the information contained in this document is believed to be accurate and reliable, no warranty is made regarding its completeness or accuracy . Investing involves risks, including the potential loss of principal . Before making any investment decision, individuals should consult with a qualified financial professional and consider their individual financial circumstances and risk tolerance . Market Pulse Q1’26 For Institutional Use Only

Hashdex | 2026 Lessons from Q1 — p. 3 Crypto’s Performance in 2026: How it’s Impacting Crypto’s Investment Theses What Changed? — p. 5 Key Macro Events and Their Ripple Effects on Crypto Changes in Crypto — p. 12 Where Crypto’s Internal Dynamics Reinforce the Macro Story — and Where They Diverge Q2 and Beyond — p. 20 Market Misperceptions Create an Advantage for Disciplined Allocators Seeking Broad Exposure What’s Inside Index Investing — p. 26 In a Market Shaped by Regulatory Divergence, not all Crypto Exposure is Equal Risks and Challenges — p. 31 The Structural Case is Intact, but Certain Risks Could Change the Timing and the Path What We’re Watching in Q2 — p. 37 What Q1’s Developments Mean for Crypto’s Investment Case Going Forward Portfolio Construction — p. 39 Why crypto’s volatility is a feature, not a flaw — when managed through disciplined rebalancing Index Update — p. 43 The Nasdaq CME Crypto TM Index For Institutional Use Only

Hashdex | 2026 Market Pulse Q1’26 Lessons from Q1 Crypto’s Performance in 2026: How it’s Impacting Crypto’s Investment Theses For Institutional Use Only

For Institutional Use Only

Q1 Unfolded in Three Acts

1. Iran tensions sent gold and silver surging while crypto sold off in risk-off environment.
2. Kevin Warsh nomination pressured the monetary easing thesis, pulling liquidity-sensitive assets down.
3. US/Israel strikes on Iran: traditional hedges struggled as crypto, led by BTC, held steady.

Geopolitical stress and monetary policy uncertainty shaped performance.


75%
50%
25%
0%
-25%
-50%
Jan 2026
Feb 2026
Mar 2026
S&P 500
Gold
Silver
NCI

Quarter's Performance	NCI	S&P 500	Gold	Silver
	-24.1%	-4.6%	8.1%	4.9%

Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. First chapter: Jan 14–28, 2026. Second chapter: Jan 28–Feb 5, 2026. Third chapter: Feb 28–Mar 31, 2026 Elaborated by Hashdex Asset Management with data from Bloomberg.

Hashdex | 2026

Hashdex | 2026 Market Pulse Q1’26 What Changed? Key Macro Events and Their Ripple Effects on Crypto For Institutional Use Only

Hashdex | 2026 Three Turning Points Geopolitics and monetary policy surprises drove Q1's trend reversals and sharpest price swings. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Elaborated with data from CF Benchmarks (from December 31, 2025 to March 31, 2026). Events sources include: Reuters [1] White House [2] UBS [3] US Congress [4] Accessed on March 31, 2026. Nasdaq CME Crypto TM Index (NCI) Q1 performance Jan 30 Kevin Warsh Nomination 2 Mar 4 Strait of Hormuz closed 4 Feb 28 US - Iran war 3 Jan 14 Tensions start US - Iran 1 - 9.5% - 31.4% +1.4% For Institutional Use Only

Hashdex | 2026 13% Crypto is a Risk Asset — and Moves First The US - Iran escalation revealed crypto’s current market role: a leading risk indicator. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Elaborated with data from CF Benchmarks (from December 31, 2025 to March 31, 2026). Events sources include: Reuters [1] CNN [2] CNN [3] CNN [4], Accessed on March 31, 2026. Nasdaq CME Crypto TM Index (NCI) price action: Jan 14 - Jan 28 Jan 14 US evacuates troops from military base in Qatar 1 Jan 18 Iranian president threatens an “all - out war” 2 Jan 22 Trump announces US warships moving toward Iran 3 Jan 26 US carrier strike group reported in Middle East 4 QTD Period Asset 2.0% - 9.5% NCI 1.9% 0.7% S&P 500 25.4% 17.1% Gold 62.8% 25.3% Silver 2% For Institutional Use Only

Hashdex | 2026 The Warsh Shock: How a Fed Surprise Repriced Global Liquidity An unexpected hawkish signal reversed the monetary easing trade across all liquidity - sensitive assets. NCI TM price action: Jan 28 - Feb 05 NCI TM price and Kevin Warsh’s nomination probability 2 Jan 30 Kevin Warsh Nomination 1 Feb 5 98% Jan 13 38% Jan 28 29% Silver Gold S&P 500 NCI Period Performance - 39.2% - 11.8% - 2.6% - 31.4% Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Data for probability of Kevin Warsh nomination comes from Kalshi. Elaborated with data from CF Benchmarks and Kalshi (from January 13, 2026 to February,5 2026). Events sources include: White House [1] Accessed on March 31, 2026. - 30% 2% For Institutional Use Only

Hashdex | 2026 Leverage Amplified the Crash The Warsh signal ignited a self - reinforcing deleveraging that turned a macro repricing into a - 31% drawdown. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Elaborated with data from CF Benchmarks and Coinglass (from December 31, 2025 to March 31, 2026). €11B in liquidations during this period, amplifying the sell - off triggered by the Warsh nomination and cascading macro events. Feb 5 Jan 28 Nasdaq CME Crypto TM Index (NCI) price and crypto liquidations per day - 31% For Institutional Use Only

Hashdex | 2026 When the War Came, Crypto Rose — and Gold Fell The actual attack on Iran triggered the opposite of what markets expected: crypto up, traditional hedges down. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Elaborated with data from CF Benchmarks and Bloomberg (from February 28, 2026 to March 31, 2026). Events sources include: UBS [1] US Congress [2] Accessed on March 31, 2026. Oil S&P 500 NCI Gold Silver €67 6,879 3,163 €5,279 €94 US - Iran War €75 6,870 3,527 €5,140 €84 Strait of Hormuz closed €101 6,529 3,275 €4,668 €75 Today NCI TM price action: Feb 28 - Mar 31 Mar 4 Strait of Hormuz closed 2 Feb 28 US - Iran war 1 Oil Silver Gold S&P 500 NCI Period Performance 51.3% - 19.9% - 11.6% - 5.1% 3.5% - 24% For Institutional Use Only

Hashdex | 2026 Immediate Reactions and Longer - Term Trends Often Diverge Across major events since 2022, short - term asset behavior defied expectations while disciplined investors were rewarded. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Elaborated with data from CF Benchmarks and Bloomberg (from December 31, 2025 to March 31, 2026). [1] The 60 Days After performance represents is calculated from February 28, 2026 until March 31, 2026. S&P 500 Silver Gold NCI S&P 500 Silver Gold NCI Date Event 0.17% - 2.46% - 0.32% 9.76% 1.50% - 1.36% - 0.27% - 1.51% Feb 24, 2022 Russia - Ukraine War 6.00% 11.83% 10.17% 50.73% 0.63% 1.28% 1.55% - 2.10% Oct 7, 2023 Hamas - Israel Strikes 4.92% 5.02% - 1.17% 2.67% - 1.20% 3.57% 1.66% - 4.75% Apr 13, 2024 Iran - Israel War 10.89% 18.10% 10.07% 13.78% - 3.00% - 4.54% - 1.33% - 16.45% Aug 5, 2024 Yen Carry Trade Unwind 10.00% 9.12% 8.55% 27.06% - 4.84% - 5.98% - 0.60% - 5.71% Apr 2, 2025 Trump's Liberation Day - 5.09% - 19.85% - 11.57% 3.53% 0.04% - 4.70% 0.82% 5.64% Feb 28, 2026 Iran Conflict 1 First Day Move 60 Days After For Institutional Use Only

Hashdex | 2026 Market Pulse Q1’26 Changes in Crypto Where Crypto’s Internal Dynamics Reinforce the Macro Story — and Where They Diverge For Institutional Use Only

Hashdex | 2026 Correlation Spikes in Crisis — and Fades After Extreme macro shocks temporarily push crypto assets to move in lockstep. Diversification benefits return as conditions normalize. Correlation data shows past relationships between assets and does not predict future performance. Correlations can change significantly due to variables. Correlation calculated using 30 days rolling window. Elaborated by Hashdex Asset Management with data from Bloomberg (from December 31, 2024 to March 31, 2025). 30 - Day Rolling Correlation with Bitcoin Liberation Day Avg. Correl: 0.91 ATH Period Avg. Correl: 0.91 Kevin Warsh + Iran War Avg. Correl: 0.91 For Institutional Use Only

Hashdex | 2026 Stress Events Temporarily Reverse Crypto’s Volatility Trend Crypto’s long - term volatility trend is downward, but macro shocks create temporary spikes that investors should anticipate. Volatility data reflects past price changes and does not predict future risk or performance. Actual volatility may differ due to market conditions, economic events, or other factors. Volatility calculated using a 30D rolling window and annualized using 252 day. Elaborated by Hashdex Asset Management with data from CF Benchmarks and Bloomberg (from December 31, 2024 to March 31, 2026. NCI and S&P 500 30D rolling annualized volatility Liberation Day Avg. NCI Vol: 52% Avg. S&P Vol: 37% Kevin Warsh + Iran War Avg. NCI Vol: 78% Avg. S&P Vol: 13% For Institutional Use Only

Hashdex | 2026 While Prices Fell, Regulation Advanced Positive signals from the legislative and regulatory fronts continued through Q1, decoupled from price action. Third party data for informational purposes only. This is not an investment advice. Elaborated by Hashdex Asset Management with data from White House [1] SEC [2] Mayer Brown [3] CFTC [4] SEC [5] CoinDesk [6] SEC [7] Latham & Watkins [8] CME [9] SEC [10] Reuters [11] accessed on March 31, 2026. Mar 2025 Strategic Bitcoin Reserve and Digital Asset Stockpile 1 Jul 2025 In - kind creations and redemptions on crypto ETFs 2 Jul 2025 President Donald Trump signs the GENIUS Act 3 Sep 2025 Generic Listing Standards for crypto ETPs 6 Sep 2025 SEC and CFTC cross - agency coordination 5 Aug 2025 CFTC announced the called “Crypto Sprint” 4 2026 Jan 2026 SEC basic taxonomy for tokenized securities 8 Nov 2025 Project Crypto details and roadmap for 2026 7 Feb 2026 CME launches futures for ADA, LINK and XLM 9 Mar 2026 SEC defines certain tokens as commodities 10 Mar 2026 SEC approved Nasdaq’s plan for tokenized trading 11 For Institutional Use Only

For Institutional Use Only

From Regulation by Enforcement to Clear Guidelines

On March 17th, the SEC and CFTC jointly defined what crypto assets are not securities.

Non-security by the SEC-CFTC taxonomy

Digital Commodities

Value comes from the system's programmatic operation and supply/demand, not from third-party efforts. Ex: BTC, ETH.

Digital Collectibles

NFTs and collectible assets tied to culture, art, or entertainment. Ex: CryptoPunks, music NFTs, in-game items.

Digital Tools

Tokens with practical utility. Ex: ENS domains, event tickets, digital IDs, proof-of-attendance tokens.

Stablecoins

Payment tokens backed 1:1 under the GENIUS Act framework. Ex: USDC, USDT.

Security by the SEC-CFTC taxonomy

Digital Securities

Traditional financial instruments tokenized on-chain. The only category that IS a security. Ex: tokenized equities, on-chain bonds.

Third party data for informational purposes only. This is not an investment advice. Elaborated by Hashdex Asset Management with data from SEC accessed on March 31, 2026.

Hashdex | 2026

Hashdex | 2026 Crypto Prices Haven’t Priced in the CLARITY Act The CLARITY Act is the most structurally significant pending catalyst for digital assets. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. The chance of approval of the CLARITY Act does not guarantee its approval and it is not an investment advice. Elaborated by Hashdex Asset Management with data from CF Benchmarks and Polymarket (from January 12, 2026 to March 31, 2026). Chance of approval for the CLARITY Act (left) and the Nasdaq CME Crypto TM Index (right) For Institutional Use Only

Hashdex | 2026 Flows from crypto ETFs in the U.S. Data includes flows from Bitcoin ETFs, Ether ETFs and SOL ETFs. Elaborated by Hashdex Asset Management with data from Bloomberg and Farside Investors (from January 1, 2024 to March 31, 2026). What Happens After CLARITY? The Bitcoin ETF Effect Since the Bitcoin ETF approval, capital inflows grew consistently — a preview of what broader regulatory clarity could unlock for crypto. Cumulative monthly flows in US crypto ETFs since the launch of Bitcoin ETFs For Institutional Use Only

Hashdex | 2026 Institutional Holdings Keep Growing — Even as Prices Fall Since the ETF approval, institutional holders have nearly tripled their share of Bitcoin’s long - term supply Percentage of the LTH is calculated by dividing the whole LTH supply by the 5 - month lagged institutional supply minus the outflow that happened in this period. Elaborated by Hashdex Asset Management with data from Bitcoin Treasuries and Bitcoin Magazine (from July 31, 2023 to March 31, 2026). Institutional Percentage of Bitcoin Long - Term - Holder supply For Institutional Use Only

Hashdex | 2026 Market Pulse Q1’26 Q2 and Beyond Market Misperceptions Create an Advantage for Disciplined Allocators Seeking Broad Exposure For Institutional Use Only

For Institutional Use Only

Sentiment Is Near Historic Lows — Without the Underlying Crisis

Today's Fear & Greed readings match 2022's post-crash lows, but without the fraud or macro deterioration that justified them.


Crypto Fear & Greed indicator
100
75
50
25
0
After Terra-Luna Crash
Fear & Greed: 7~13
February-March
Fear & Greed: 8~21
Jan 2022
Jan 2023
Jan 2024
Jan 2025
Jan 2026

Hashdex | 2026

Third party data for informational purposes only. This is not an investment advice. Crypto Fear & Greed indicator is normalized using an 7D average. Elaborated by Hashdex Asset Management with data from Alternative.me (from January 1, 2022 to March 31, 2026).

For Institutional Use Only

A Few Days of Divergence Created a Lasting Misperception

Two brief decorrelation episodes drove crypto's sharpest drawdowns and reshaped how investors perceive the asset class.


Correlation between the NCI™ and the S&P 500 in a 7D and 30D rolling window
1.00
0.50
0.00
-0.50
-1.00
Nov 2025
Dec 2025
Jan 2026
Feb 2026
Mar 2026
64.4% of the time
27.8% of the time
7.8% of the time
US-Iran Tensions Start
Avg. Correl: -0.22
Kevin Warsh Nomination
Avg. Correl: 0.22
Correl 7D
Correl 30D

Correlation data shows past relationships between assets and does not predict future performance. Correlations can change significantly due to variables. Correlation calculated using 7D rolling window. Elaborated by Hashdex Asset Management with data from CF Benchmarks and Bloomberg (from October 10, 2025 to March 31, 2025).

Hashdex | 2026

Hashdex | 2026 Prices Have Reached the Lower Band of Our Long - Term Model Our valuation model shows crypto near its lower band, a level historically associated with excessive conservatism, not structural collapse. Projection Model Hypothetical or model performance results are based on assumptions and do not reflect actual investment results. Actual performance may differ significantly. Model made with data from July 21, 2010 to December 31, 2023. After this date, the model is forecasted. Elaborated by Hashdex Asset Management with data from Messari (from July 21, 2010 to March 31, 2026). Log regression model for crypto’s market capitalization (in log scale) For Institutional Use Only

Hashdex | 2026 Downside Risk Has Been Absorbed — Within Expected Parameters At current levels, most of the year’s expected downside has already been realized and historical patterns suggest asymmetry ahead. Hypothetical or model performance results are based on assumptions and do not reflect actual investment results. Actual performance may differ significantly. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Elaborated with data from CF Benchmarks (from October 6, 2025 to March 31, 2026). Current Drawdown - 45.5% +56.2% +17.0% +5.6% Value at Risk for the Year Last time the NCI reached this level of drawdown For Institutional Use Only

Hashdex | 2026 Hypothetical or model performance results are based on assumptions and do not reflect actual investment results. Actual performance may differ significantly. Past performance does not guarantee future results. It is not possible to invest in an index, and fund has other costs that impact in the final performance. Elaborated with data from CF Benchmarks (from March 12, 2020 to March 31, 2026). Lower Band Touches Were Followed by Strong 12 - Month Returns 1Y Return Market Cap/Lower Band Date 594% 0.86x 2020 - 03 - 12 318% 1.10x 2022 - 11 - 09 177% 1.09x 2023 - 06 - 14 ? 0.75x 2026 - 03 - 31 History suggests the lower band has marked a zone of asymmetric potential — not a guarantee, but a reference worth noting. Price performance 365 days after the price reaches close to the lower bounds For Institutional Use Only

Hashdex | 2026 Market Pulse Q1’26 Index Investing In a Market Shaped by Regulatory Divergence, not all Crypto Exposure is Equal For Institutional Use Only

For Institutional Use Only

Correlation Is Not Static — and That Changes How You Allocate

Short-term correlation convergence and long-term divergence create a structural lever for allocators if incorporated deliberately.

Correlation Snapshot | 1Q26

	BTC	ETH	XRP	SOL	ADA	LINK	XLM
BTC	1.00						
ETH	0.93	1.00					
XRP	0.89	0.86	1.00				
SOL	0.93	0.93	0.84	1.00			
ADA	0.84	0.89	0.87	0.88	1.00		
LINK	0.93	0.96	0.88	0.94	0.95	1.00	
XLM	0.86	0.84	0.90	0.83	0.92	0.90	1.00

In the short term, stress-driven correlation spikes reduce the diversification advantage of a multi-asset approach relative to a single-asset position.

Correlation Snapshot | Since NCI Inception

	BTC	ETH	XRP	SOL	ADA	LINK	XLM
BTC	1.00						
ETH	0.80	1.00					
XRP	0.55	0.58	1.00				
SOL	0.55	0.62	0.46	1.00			
ADA	0.65	0.70	0.60	0.55	1.00		
LINK	0.66	0.75	0.57	0.57	0.69	1.00	
XLM	0.57	0.59	0.73	0.40	0.67	0.60	1.00

Over the long term, correlations remain moderate — a multi-asset index captures structural diversification benefits that are inaccessible through a BTC-only allocation.

Correlation data sourced from Messari. "Since Inception" covers the period from June 1, 2020 to present. Assets shown reflect the current composition of the Nasdaq Crypto Index; historical constituents and the number of index components have changed over time due to periodic rebalancing. Past correlations are not indicative of future results. This material is for informational purposes only and should not be construed as investment advice.

Hashdex | 2026

For Institutional Use Only

The Choice Between BTC and an Index Is a Convexity Decision

Market regime and directional conviction should drive the allocation decision, not convention.

	BTC-only	Diversified index (NCI)	Why?
Risk-off *Stress/ deleveraging*	More resilient Lower downside beta	More exposed Higher downside beta	Cryptoassets ex-BTC experience sharper drawdowns — Bitcoin's liquidity and regulatory standing provide relative resilience.
Risk-on *Recovery/ expansion*	Moderate upsite Mature asset, lower beta	Amplified upside Higher beta + structural drivers	Ex-BTC assets capture disproportionate upside via higher beta, plus structural exposure to network growth and cross-protocol innovation.

Hashdex | 2026

Hashdex | 2026 Convexity in Practice: BTC vs. NCI Across Market Regimes Historical drawdowns and rallies show a consistent pattern: BTC protects more in crises, the NCI amplifies more in recoveries. Past performance is not indicative of future results. Risk - Off periods: May 2021 China Ban (May 10 – Jun 18, 2021); Luna/3AC + Fed Tightening (Nov 9, 2021 – Jun 18, 2022); FTX Collapse (Nov 1 – Dec 31, 2022); Tariff Shock (Feb 1 – Apr 15, 2025); Macro Risk - Off (Oct 6, 2025 – Mar 25, 2026). Risk - On periods: Bull Run 2021 (Jan 1 – May 9, 2021); Recovery Rally (Jul 20 – Nov 9, 2021); Bitcoin ETF Rally (Nov 22, 2022 – Mar 31, 2024); Trump Election to ATH (Nov 5, 2024 – Oct 6, 2025). Source: Messari and Nasdaq (Risk - off): Drawdowns in stress periods: BTC vs. NCI (Risk - on): Returns in expansion periods: BTC vs. NCI US spot BTC ETF launches drove an atypical single - asset rally, temporarily favoring BTC - only exposure. For Institutional Use Only

Hashdex | 2026 Market Pulse Q1’26 Risks and Challenges The Structural Case is Intact, but Certain Risks Could Change the Timing and the Path For Institutional Use Only

Hashdex | 2026 Macro Deterioration If conflict persists or escalates, higher oil prices reinforces sticky inflation and pushes central banks toward tighter policy, compounding the pressure on risk assets. Regulatory Slowdown If the CLARITY Act narrowing window closes in 2026, midterm politics and finite political capital could put in question the regulatory momentum built recently. The Risks Worth Watching — Even in a Constructive Outlook Not our base case, but scenarios that deserve active monitoring. 4 Year Cycle Reassertion Behavioral expectations of a year - end downturn can become self - reinforcing, regardless of whether fundamentals justify the pattern. Risk Assets Repricing Q1's crypto drawdown occurred while equities held up. A broader repricing would raise cross - asset correlation and deepen the drawdown. For Institutional Use Only

Hashdex | 2026 Progress Is Real but the Legislative Window Is Closing This timeline reflects Hashdex's assessment of the legislative outlook based on publicly available information as of March 2026 and is provided for educational purposes only. Legislative outcomes are inherently uncertain and subject to change. The passage, timing, or final form of the CLARITY Act is not guaranteed, and actual outcomes may differ materially from the scenarios described. The regulatory environment for crypto assets is evolving and uncertain — changes in laws or regulations could adversely affect the value or liquidity of crypto assets. Past legislative developments are not indicative of future regulatory outcomes. There’s a 60% chance the bill will be signed into law this year, but current sticking points risk dragging it into midterm politics. House Passage Passed with strong bipartisan support (294 - 135) Senate Ag Committee Passage Partisan approval Senate Banking Committee Targeted late April, but key sticking points unresolved Senate Reconciliation Merge two committee versions into one bill Senate Floor Vote 60 votes needed, at least 7 democrats must support House - Senate Reconciliation Requires either a conference committee or a House re - vote on the Senate text" Presidential Signature The Senate has roughly 80 working days fragmented by recesses and competing priorities. If the bill has not cleared the Senate floor by August 10, it is highly unlikely it will be approved this year. Every week of delay at one stage compresses every step that follows, with no mechanism for recovery . For Institutional Use Only

Hashdex | 2026 Correlation Rises in Stress — and Crypto’s Beta Amplifies the Move Macro shocks don't reduce correlation — they compress it upward. And with crypto's elevated beta, the move tends to be deeper, not just proportional. Q1 was a preview: crypto absorbed the shock first, while equities held. Correlation data shows past relationships between assets and does not predict future performance. Correlations can change significantly due to market conditions and other variables. Correlation calculated using a 252 - day rolling window between Bitcoin and the S&P 500. Event windows represent the period from the 12 - month rolling correlation trough preceding each macro event to the subsequent peak; delta reflects the change in correlation over that window. Event window selection involves judgment and different start or end dates would produce different results. Elaborated by Hashdex Asset Management with data from Bloomberg (from July 19, 2010 to March 31, 2025). 12M rolling correlation change between Bitcoin and the S&P 500 - 0.2 0 0.2 0.4 0.6 COVID - 19 (Jan 2020 to Dec 2020) - 0.16 0.41 +0.57 0.60 0.19 +0.41 Trump Trade (Feb 2024 to Mar 2025) 0.11 0.45 +0.34 FED Hikes (Sep 2021 to Feb 2023) Equities have held — but if that changes, crypto’s partial adjustment offers only limited insulation End Start For Institutional Use Only

Hashdex | 2026 The Four - Year Cycle Belief Becomes Self - Fulfilling If history rhymes, current data places crypto in the middle of a bear phase ending around October 2026. Past performance does not guarantee future results. Hypothetical or model performance results are based on assumptions and do not reflect actual investment results. These results are not guaranteed and may not account for all risks, fees, or market conditions. Actual performance may differ significantly. Market capitalization represents the total market value of the cryptoassets universe. This includes stablecoins, synthetic assets and other cryptoassets that increase liquidity in the ecosystem. Elaborated by Hashdex Asset Management with data from Messari from July 31, 2010 to February 28, 2026. ? Crypto Market Cap ($) For Institutional Use Only

Hashdex | 2026 Market Pulse Q1’26 What We’re Watching in Q2 What Q1’s Developments Mean for Crypto’s Investment Case Going Forward For Institutional Use Only

For Institutional Use Only

Our Main Takeaways From Q1 — and What They Mean for Q2

Q1 revealed crypto's resilience, its risks, and what comes next.

1

The Selloff Had Causes, Not Cracks

Macro shocks drove the drawdown, amplified by leverage. Prices reached the lower band of our long-term model, a zone historically associated with fear, not structural collapse.

2

Sentiment Disconnected from Fundamentals

Institutional accumulation continued, yet sentiment collapsed. The misperception that crypto had failed as both a risk asset and a store of value was the crisis, not the underlying fundamentals.

3

The Regulatory Outlook Shifted Meaningfully

The CLARITY Act is changing the risk profile of the entire asset class, especially crypto assets beyond BTC. Passage remains our base case, but legislative negotiations continue and the window is narrowing.

What we're watching in Q2

- **Macro resilience.** If crypto can consistently decouple from macro volatility, it redefines the allocation thesis.
- **AI × Crypto convergence is a narrative to monitor.** Infrastructure projects (decentralized compute, data marketplaces) are gaining developer traction even as token prices lag. A multi-quarter thesis.
- **Tokenization: early innings, but the rails are being laid.** Real-world asset tokenization didn't break out in Q1, but the legal certainty it needs will come from the legislation pending in Congress.
- **Bitcoin's cycle.** BTC's behavior over the next 60–90 days will be a key gauge of institutional sentiment.

Hashdex | 2026

Hashdex | 2026 Market Pulse Q1’26 Portfolio Construction Why crypto’s volatility is a feature, not a flaw — when managed through disciplined rebalancing For Institutional Use Only

For Institutional Use Only

The Rebalancing Premium: Turning Volatility Into Compounding Returns

Volatile assets suffer from volatility drag — losses compound harder than gains. Periodic rebalancing systematically harvests that volatility, generating a compounding premium even when neither asset has any expected return.

Rebalancing a volatile, zero-return asset against cash: cumulative portfolio value over 200 periods


8000
6000
4000
2000
0
50
100
150
200
59x
Rebalance
No Rebalance

Hypothetical or model performance results are based on assumptions and do not reflect actual investment results. Actual performance may differ significantly. The Shannon's Demon simulation is a theoretical illustration using a deterministic alternating win/loss sequence (+50% / -33.3%) applied to a 50% risky asset / 50% cash portfolio, rebalanced after every flip. It is not based on real market data and is intended solely to demonstrate how periodic rebalancing can generate positive returns from a zero-expected-return asset.

Hashdex | 2026

Hashdex | 2026 Adding Crypto and Rebalancing Delivers Both Sides of the Trade - Off From the first rebalance onward, the gap between portfolios with and without crypto widens — and never closes. It’s not just return. The same discipline that generates the premium also shrinks the risk. Rolling 30D Volatility of a 60/40 + 10%NCI Portfolio with and without quarterly rebalancing Past performance does not guarantee future results. You cannot invest directly in an index and its performance shown excludes fees, costs, and expenses incurred by actual funds. The 60/40 allocation is 60% “SPX Index” and 40% “LBUSTRUU Index”. NCI TM allocations replace 10% of the 60/40 portfolio with the NCI TM . Rebalanced every 90 days. Hypothetical performance has inherent limitations and does not represent actual results. No guarantee that any portfolio will achieve similar outcomes. Actual results may differ materially. Crypto assets are highly volatile and are not backed by any government or central bank. The regulatory environment for crypto assets is evolving and uncertain, and changes in laws or regulations could adversely affect the value or liquidity of crypto assets. Elaborated by Hashdex Asset Management with data from Bloomberg and CFBenchmarks from June 1st, 2020 to March 31, 2026. 11% For Institutional Use Only

For Institutional Use Only

The Trade-Off Is Asymmetric: A Small Return Cost, a Large Risk Gain

~3% annualized return gap, 40% volatility reduction, ~60% improvement in Sharpe and Sortino


$100 Growth: 60/40 + 10% NCI with and without rebalance
300
200
100
0
Jan 2021
Jan 2022
Jan 2023
Jan 2024
Jan 2025
Jan 2026
No Rebalance
Rebalance
60/40

	No Rebalance	Rebalance	Delta
Return	118.09%	113.81%	-3.63%
CAGR	13.78%	13.41%	-2.71%
Volatility	22.90%	13.60%	-40.61%
Sharpe	0.48	0.77	62.61%
Sortino	0.66	1.06	59.93%

Past performance does not guarantee future results. You cannot invest directly in an index and its performance shown excludes fees, costs, and expenses incurred by actual funds. The 60/40 allocation is 60% "SPX Index" and 40% "LBUSTRUU Index". NCI™ allocations replace 10% of the 60/40 portfolio with the NCI™. Rebalanced every 90 days. Hypothetical performance has inherent limitations and does not represent actual results. No guarantee that any portfolio will achieve similar outcomes. Actual results may differ materially. Crypto assets are highly volatile and are not backed by any government or central bank. The regulatory environment for crypto assets is evolving and uncertain, and changes in laws or regulations could adversely affect the value or liquidity of crypto assets. Elaborated by Hashdex Asset Management with data from Bloomberg and CFBenchmarks from June 1st, 2020 to March 31, 2026.

Hashdex | 2026

Hashdex | 2026 Market Pulse Q1’26 Index Update The Nasdaq CME Crypto TM Index For Institutional Use Only

Hashdex | 2026 The NCI Is Now the Nasdaq CME Crypto TM Index Two of the world’s most trusted institutions align behind a diversified crypto index. 1 - Nasdaq, Nasdaq - 100 Index® Celebrates 40 Years of Innovation, accessed August 13, 2025. Third - party data or research is provided for informational purposes only and has not been independently verified. Hashdex does not guarantee its accuracy or completeness, and it should not be relied upon as the sole basis for investment decisions. 2 - CME Group, 'CME Group to Launch 24/7 Cryptocurrency Futures and Options Trading on May 29', February 19, 2026. Available at cmegroup.com. CME Group cryptocurrency futures and options reached a record €3 trillion in notional volume in 2025. 3 - As of August 12, 2025. For more information, access hashdex.com. Index design by Nasdaq Creator of the Nasdaq - 100 — the world's most recognized innovation index with four decades of track record and €300B+ in ETF assets tracking it. 1 ETF managed by Hashdex Pioneer of the world's first crypto index ETF. 8+ years managing crypto portfolios, €1.1B in AUM, 20 ETPs across 8 countries. 3 Market infrastructure by CME Group The world's largest derivatives exchange, with unmatched depth and liquidity in crypto futures and options. Provides the derivatives infrastructure and reference rates that underpin the NCI. 2 For Institutional Use Only

Hashdex | 2026 Every NCI Component Now Has a Regulated Derivative As of February 9, 2026, every component of the Nasdaq CME Crypto TM Index has a regulated futures contract — enabling hedging, price discovery, and structured product creation across the full basket. Third party data for informational purposes only. This is not an investment advice. Elaborated by Hashdex Asset Management with data from MarketsWiki [1] CME Group [2] CME Group [3] Nasdaq [4] Investing.com [5] CoinDesk [6] CME Group [7] CME Group [8] CME Group [9] CME Group [10] accessed on March 31, 2026. 2026 2026 2025 2025 2022 2021 2017 CME Launches CME Launches Solana Options CME Group Ether Options Ether Futures, Launch of Stellar (XLM) Cardano (ADA) and Micro for Launches XRP and Futures in Micro BTC and Bitcoin Futures Futures 10 Futures 10 XRP 9 Futures 7 Euro 5 Micro ETH 3 at CME 1 2020 Bitcoin Options starts to be negotiated 2 2025 CME Launches Solana (SOL) Futures 6 2026 CME Launches Chainlink (LINK) Futures 10 The First Step The full infrastructure around the index is ready 2025 Spot - Quoted Futures for cryptoassets 8 The construction phase for the crypto ecosystem 2021 Launch of the Nasdaq Crypto Index 4 For Institutional Use Only

Hashdex | 2026 1 Why Options on NCIQ Matter 2 Building the Complete Crypto Index Ecosystem 3 What This Means for Advisors and Allocators NCIQ Becomes the First Multi - Crypto Index ETF With Listed Options Options on a diversified crypto index ETF open a new chapter for institutional crypto portfolio construction. The regulated infrastructure around the Nasdaq CME Crypto TM Index now includes: index calculation and governance by Nasdaq and CME, ETFs managed by Hashdex tracking the index in the US and six other countries across Europe and Latin America, and Nasdaq - listed options on NCIQ. Hashdex’s NCI - linked products collectively represent more than €1 billion in assets under management. Options are a core component of any mature ETF ecosystem. For single - asset crypto ETFs like Bitcoin and Ethereum, options have already attracted significant volume. NCIQ’s listed options extend that capability to diversified crypto exposure for the first time, enabling investors to hedge existing allocations, generate income through covered calls, and build defined - risk strategies on a regulated exchange. The conversation is shifting from “should I own crypto?” to “how do I manage it?” Options on NCIQ can deliver covered calls for income, protective puts for risk management, and defined - risk strategies for capital efficiency. These are the building blocks that turn a speculative position into a portfolio allocation. For Institutional Use Only

Hashdex | 2026 Glossary Market Pulse Q1’26 For Institutional Use Only

Hashdex | 2026 Glossary S&P 500 - The Standard & Poor's 500 is a stock market index that tracks the performance of 500 of the largest publicly traded companies in the United States, weighted by market capitalization. CFTC - The Commodity Futures Trading Commission is an independent U.S. federal agency that regulates the derivatives markets, including futures, swaps, and certain options. It oversees exchanges, clearinghouses, and intermediaries to protect market participants from fraud, manipulation, and systemic risk. SEC - The Securities and Exchange Commission is the primary U.S. federal regulatory agency responsible for overseeing securities markets, enforcing securities laws, and protecting investors. It regulates public company disclosures, investment funds, broker - dealers, and the issuance of securities such as stocks and bonds. Nasdaq CME Crypto TM Index - The Nasdaq CME Crypto TM Index is an index designed to measure the performance of the most actively traded digital assets. For Institutional Use Only

Hashdex | 2026 /hashdex.com /@hashdex /@hashdex.crypto /hashdex For Institutional Use Only

Hashdex Legal Disclaimer Hashdex has no role in the listing or management of NCIQ options . Options trading involves significant risk and is not suitable for all investors . Purchasing options may result in the total loss of the premium paid . Writing covered calls limits the potential upside on the underlying position . Options on NCIQ may have limited liquidity, particularly in the period following initial listing, which may result in wider bid - ask spreads and difficulty executing trades at desired prices . Investors should read the Options Disclosure Document (ODD) before trading options . The issuer has filed a registration statement (including a compiled Prospectus www . hashdex - etfs . com/NCIQ/prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer will arrange to send you the prospectus and/or prospectus supplement if you request it by calling (917) 525 - 5635 . Before making an investment decision, you should carefully consider the risk factors and other information included in the Prospectus and Prospectus Supplement . Hashdex Nasdaq CME Crypto Index ETF — Registration Statement No . 333 - 280990 This material expresses Hashdex Asset Management Ltd . and its subsidiaries and affiliates (“Hashdex”)'s opinion for informational purposes only and does not consider the investment objectives, financial situation or individual needs of one or a particular group of investors . We recommend consulting specialized professionals for investment decisions . Investors are advised to carefully read the prospectus or regulations before investing their funds . By receiving or reviewing this material, you agree that this material is confidential intellectual property of Hashdex and that you will not directly or indirectly copy, modify, recast, publish or redistribute this material and the information therein, in whole or in part, or otherwise make any commercial use of this material without Hashdex’s prior written consent . No part of this material may be (i) copied, photocopied or duplicated in any form by any means or (ii) redistributed without the prior written consent of Hashdex . Investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program . It is designed only for sophisticated persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment . There can be no assurance that the investment vehicles will achieve its investment objective or return any capital . No guarantee or representation is made that Hashdex’s investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time . The Fund, which is an ETP, is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 , as amended, and is not subject to regulation thereunder . Hashdex serves as the sponsor for NCIQ . Paralel Distributors LLC serves as the marketing agent, and Coinbase Custody, BitGo Trust and Fidelity Digital Assets Services serve as crypto asset custodians . Nasdaq serves as the index administrator and listing venue . The fund administrator is U . S . Bank Global Fund Services . These entities are all unaffiliated . Important disclaimers For Institutional Investors Only

Nasdaq Disclaimer Nasdaq® is a registered trademark of Nasdaq, Inc . Corporations make no representation or warranty, whether express or implied, to the owners of the Fund(s) or any member of the public regarding the suitability of investing in securities in general or in the Fund(s) in particular, or the ability of the Nasdaq CME Crypto Index to track overall market performance . The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular digital asset or an overall investment strategy . Neither Nasdaq, Inc . nor any of its affiliates makes any recommendation to buy or sell any digital asset or any representation about the financial condition of a digital asset . Statements regarding Nasdaq proprietary indexes are not guarantees of future performance . Actual results may differ materially from those expressed or implied . Past performance is not indicative of future results . Investors should undertake their own due diligence and carefully evaluate assets before investing . ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED . Certain information contained herein (including financial information) has been obtained from published and unpublished sources . Such information has not been independently verified by Hashdex, and Hashdex does not assume responsibility for the accuracy of such information . Hashdex does not provide tax, accounting or legal advice . Certain information contained herein constitutes forward - looking statements, which can be identified by the use of terms such as “may,” “ will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” “believe” (or the negatives thereof ) or other variations thereof . Due to various risks and uncertainties, including those discussed above, actual events or results, the ultimate business or activities of Hashdex and its investment vehicles or the actual performance of Hashdex, its investment vehicles, or digital tokens may differ materially from those reflected or contemplated in such forward - looking statements . As a result, investors should not rely on such forward - looking statements in making their investment decisions . Control Number : HDX 134 Important disclaimers For Institutional Investors Only